EXHIBIT 99.1
FOURTH AMENDMENT
TO CREDIT AGREEMENT
     THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (“Fourth Amendment”), dated as of August 8, 2006, is made and entered into by and between MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (“Bank”).
RECITALS:
     A. Borrower and Bank are parties to that certain Credit Agreement dated as of May 28, 2004, as amended by that certain First Amendment dated as of November 8, 2005, that certain Second Amendment dated as of April 5, 2006, and that certain Third Amendment dated as of April 10, 2006 (as so amended, the “Agreement”), pursuant to which Bank agreed to make (i) a Revolving Credit Commitment available to Borrower in the aggregate outstanding principal amount not to exceed Twenty-Five Million Dollars ($25,000,000), and (ii) a Letter of Credit Sublimit of the Revolving Credit Commitment available to Borrower in the amount of Seven Million Dollars ($7,000,000), all as more specifically provided for in the Agreement.
     B. Borrower and Bank desire to (i) increase the Revolving Credit Commitment from Twenty-Five Million Dollars ($25,000,000) to Thirty-Five Million Dollars ($35,000,000), and (ii) amend the Agreement in certain other respects, subject, however, to the terms and conditions of this Fourth Amendment.
AGREEMENT:
     In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:
1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.
2. Amendments to the Agreement.
     (a) The definition of “EBITDA” appearing in Section 1 of the Agreement is hereby amended to read in full as follows:
          “‘EBITDA’ shall mean, for any fiscal period, (a) the consolidated net income of Borrower and its Subsidiaries for such fiscal period, plus (b) interest expense of Borrower and its Subsidiaries for such fiscal period, plus (c) the aggregate amount of federal and state taxes on or measured by income of Borrower and its Subsidiaries for such fiscal period (whether or not payable during such fiscal period), minus (d) the aggregate amount of federal and state credits against taxes on or measured by income of Borrower and its Subsidiaries for such fiscal period (to the extent such credits were used during such fiscal period in the calculation of net income), plus (e) depreciation, amortization and all other non-cash expenses of Borrower and its Subsidiaries for such fiscal period (such as expenses related to Financial Accounting Standards Board Statement No. 123 (revised December 2004), ‘Share-based Payment’), in each case as determined in accordance with GAAP. Notwithstanding anything to the contrary contained hereinabove, the marketing allowances to be paid to Pep Boys pursuant to the supplier agreement dated June 14, 2006 shall be recognized for all purposes of calculating EBITDA as such allowances are paid on a cash basis and without regard to relevant GAAP treatment.”
     (b) The definition of “Fixed Charge Coverage Ratio” appearing in Section 1 of the Agreement is hereby amended to read in full as follows:
          “‘Fixed Charge Coverage Ratio’ shall mean, as of the last day of any fiscal quarter, calculated for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) EBITDA for the four (4) consecutive fiscal quarters ending on such date, minus the provision for federal and state income tax expense as shown on the consolidated statements of income of Borrower and its Subsidiaries during the four (4) consecutive fiscal quarters ending on such date, to (b) Debt Service for the four (4) consecutive fiscal quarters ending on such date.”
     (c) Section 2.1 of the Agreement is hereby amended by substituting the amount “Thirty-Five Million Dollars ($35,000,000)” for the amount “Twenty-Five Million Dollars ($25,000,000)” appearing in the seventh and eighth lines thereof.
     (d) Section 6.7 of the Agreement is hereby amended to read in full as follows:
          “6.7 Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than (i) 2.00 to 1.00 as of the last day of the fiscal quarter ended June 30, 2006 and as of the last day of the fiscal quarter ending September 30, 2006, (ii) 1.80 to 1.00 as of the last day of the fiscal quarters ending December 31, 2006 and March 31, 2007, and (ii) 2.00 to 1.00 as of the last day of the fiscal quarter ending June 30, 2007 and as of the last day of each fiscal quarter ending thereafter.”
     (e) Section 6.19 of the Agreement is hereby amended to read in full as follows:
          “6.19 Leverage Ratio. Borrower and its Subsidiaries shall maintain a Leverage Ratio (a) as of the last day of the fiscal quarter ended June 30, 2006 of not greater than 2.25 to 1.00, (b) as of the last day of the fiscal quarters ending September 30, 2006 and December 31, 2006 of not greater than 2.50 to 1.00, (c) as of the last day of the fiscal quarter ending March 31, 2007 of not greater than 2.25 to 1.00, and (d) as of the last day of the fiscal quarter ending June 30, 2007 and as of the last day of each fiscal quarter ending thereafter of not greater than 2.00 to 1.00.”

     (f) Section 7.9 of the Agreement is hereby amended by substituting the amount “Seven Million Dollars ($7,000,000)” for the amount “Six Million Dollars ($6,000,000)” appearing in the fourth and fifth lines thereof.
3. Effectiveness of this Fourth Amendment. This Fourth Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:
     (a) A counterpart of this Fourth Amendment, duly executed by Borrower;
     (b) A nonrefundable fee of Thirty Thousand Dollars ($30,000) in connection with the increase of the Revolving Credit Commitment as provided for herein;
     (c) Borrower shall have reimbursed Bank for Bank’s costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses (including the fees of Bank’s in-house legal counsel and staff) in the amount of One Thousand Two Hundred Dollars ($1,200), incurred in connection with the negotiation and drafting of this Amendment;
     (d) A replacement Revolving Note in the principal amount of Thirty-Five Million Dollars ($35,000,000), duly executed by Borrower; and
     (e) An Authorization to Disburse, on Bank’s standard form, duly executed by Borrower, authorizing Bank to disburse the proceeds of the Revolving Loans made under the replacement Revolving Note as provided for in the Agreement, as amended hereby; and
     (f) Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Fourth Amendment.
4. Ratification.
     (a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and
     (b) Upon the effectiveness of this Fourth Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Fourth Amendment, and each reference in the Agreement to the “Revolving Note” or words of like import referring to the Revolving Note shall mean and be a reference to the replacement Revolving Note issued by Borrower to Bank pursuant to this Fourth Amendment.
5. Representations and Warranties. Borrower represents and warrants as follows:

     (a) Each of the representations and warranties contained in Section 5 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;
     (b) The execution, delivery and performance of this Fourth Amendment and the execution and delivery of the replacement Revolving Note are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower;
     (c) This Fourth Amendment is, and the replacement Revolving Note when executed and delivered for value received will be, the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms; and
     (d) No event has occurred and is continuing or would result from this Fourth Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
6. Governing Law. This Fourth Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.
7. Counterparts. This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     WITNESS the due execution hereof as of the date first above written.

“Borrower” MOTORCAR PARTS OF AMERICA, INC.
By:	/s/ Selwyn H. Joffe
Selwyn H. Joffe
Chairman, President and Chief Executive Officer

“Bank” UNION BANK OF CALIFORNIA, N.A.
By:	/s/ Philip M. Roesner
Philip M. Roesner
Vice President